Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 6/30/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	14%	1/31/90	$6,689,802	7/1/04	$7,109,800	$952,801
Boeing at the Atrium	100%	60%	4/3/89	$12,776,245	N/A	N/A	N/A
Brookwood Grill	SOLD	59%	1/31/90	$1,819,463	7/1/04	$2,390,200	$1,368,615
Cherokee Commons	SOLD	51%	6/9/87	$8,907,596	10/1/01	$8,660,000	$4,275,779
Heritage Place – Office	SOLD	46%	9/4/86	$8,199,973	5/10/2006	$4,215,000	$1,834,799
Heritage Place – Retail	SOLD	46%	9/4/86	$3,025,896	4/7/03	$3,400,000	$1,460,790
Louis Rose	0%	95%	5/9/88	$8,567,815	N/A	N/A	N/A
WEIGHTED AVERAGE	51%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	September 1986 – September 1988

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%

A/B RATIO AT CLOSE OF OFFERING	78% to 22%

AMOUNT RAISED	$34,948,250

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-Q for the period ended June 30, 2006.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund II is in the disposition-and-liquidation phase of its life cycle. We have now sold four assets with the closing of the Heritage Place – Office asset in the second quarter. The Boeing building continues to operate on a stabilized basis, and we are aggressively pursuing leasing opportunities that will increase occupancy at Louis Rose and that we believe will ultimately result in better sale prices for our investors.

The General Partners have announced the first distribution of net sale proceeds to the limited partners, scheduled for the fourth quarter 2006, totaling $6,000,000 from the sales of Cherokee Commons, 880 Holcomb Bridge Road, Brookwood Grill, and Heritage Place – Retail.

With a number of properties sold, the General Partners are currently reserving operating cash and the remaining net sale proceeds (see “Estimated Annualized Yield” table) to fund the re-leasing costs anticipated for the Louis Rose property. Further, the General Partners anticipate continuing to hold operating distributions until Louis Rose is fully re-leased or sold. Once the outcome of the re-leasing and disposition efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $952,801 in net sale proceeds has been allocated to Fund II. Of these proceeds, $5,278 was used to pay property management fees that had accrued since 1987. Of the remaining proceeds, $684,567 is scheduled to be distributed in the fourth quarter 2006. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose property, which is currently vacant.

•	The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company. The existing lease extends through March 2008.

•	The Brookwood Grill property was sold on July 1, 2004, and $1,368,615 in net sale proceeds has been allocated to Fund II. Of these proceeds, $7,675 was used to pay property management fees that had accrued since 1987. Of the remaining proceeds, $983,227 is scheduled to be distributed in the fourth quarter 2006. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose property, which is currently vacant.

•	The Cherokee Commons property was sold in 2001, and $4,275,779 of the net sale proceeds was allocated to the Fund. A portion of the proceeds, $1,136,753, was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003. In addition, $243,863 was used to pay property management fees that had accrued since 1987. The remaining proceeds are scheduled to be distributed in the fourth quarter 2006.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and net sale proceeds of $1,460,790 were allocated to the Fund. Of these proceeds, $23,749 was used to pay property management fees that had accrued since 1987. The remaining proceeds are scheduled to be distributed in the fourth quarter 2006. The office component at Heritage Place was sold in May 2006, and the net sale proceeds of $1,834,799 have been reserved to fund the re-leasing costs for the Louis Rose property, which is currently vacant.

•	The Louis Rose property is currently vacant. We are aggressively working on re-leasing the building.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$250	$232.25	N/A	$0	$96
PER “B” UNIT	$250	$11.74	$238.34	$0	$197

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ESTIMATED ANNUALIZED YIELD *

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	Reserved	—	—	—
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.00%	7.00%	7.06%
1999	5.96%	5.49%	6.50%	7.00%	6.24%
1998	5.64%	5.96%	5.68%	4.96%	5.56%
1997	Reserved	Reserved	4.84%	4.76%	2.40%
1996	7.32%	6.72%	2.24%	2.24%	4.63%
1995	6.44%	6.96%	7.28%	7.08%	6.94%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004		2003	2002	2001	2000
3.94%	-4.05	%**	0.00%	0.00%	0.00%	0.00%

*	The calculation is reflective of the $250 offering price, adjusted for NSP paid-to-date to Class “A” unit holders.
**	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to

Fund II’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010